Exhibit 4.3

DESCRIPTION OF SHAPEWAYS HOLDINGS, INC.’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of the common stock, par value $0.0001 per share and the Public Warrants (as defined herein) of Shapeways Holdings, Inc. (“us,” “our,” “we,” the “Company,” or Shapeways), which are the only securities of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), summarizes certain information regarding the common stock and the Public Warrants in our amended and restated certificate of incorporation (the “Charter”), our amended and restated bylaws (the “Bylaws”) and applicable provisions of Delaware general corporate law (the “DGCL”), and is qualified by reference to our Charter and our Bylaws, which are incorporated by reference as Exhibit 3.1 and 3.2, respectively, to the Annual Report on Form 10-K for the fiscal year ending December 31, 2021 (our “Annual Report”).

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 130,000,000 shares, consisting of 120,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting

The holders of common stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Directors of the Company are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

Dividends

The holders of common stock are entitled to receive dividends, as and if declared by the board of directors of the Company (the “Board”) out of legally available funds.

Liquidation Rights

Upon the liquidation or dissolution of Shapeways, the holders of common stock are entitled to share ratably in those of Shapeways’ assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Pre-Emptive or other Subscription Rights

The holders of common stock do not have any pre-emptive or other subscription rights.

Preferred Stock

Shapeways is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share. The Board is authorized, subject to limitations prescribed by DGCL and the Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. The Board also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders.

Public Warrants

Shapeways has the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date Shapeways sends the notice of redemption to the holders. If and when the Public Warrants become redeemable by Shapeways, Shapeways may exercise its redemption right even if Shapeways is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, Shapeways may redeem the Public Warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants prior to redemption for a number of common shares determined based on the redemption date and the fair market value of Shapeways common stock.

Private Warrants

Simultaneously with the closing of Galileo Acquisition Corp.’s (“Galileo”) initial public offering, Galileo Founders Holdings, L.P. (the “Sponsor”) and EarlyBirdCapital, Inc. and its designees (“EBC”) purchased an aggregate of 4,110,000 private warrants at $1.00 per private warrant, for an aggregate purchase price of $4,110,000 (the “Private Warrants”). The Sponsor purchased an aggregate of 3,562,000 Private Warrants and EBC purchased an aggregate of 548,000 Private Warrants. Each Private Warrant is exercisable for one share of common stock of Shapeways at a price of $11.50 per share. The Private Warrants are not redeemable by Shapeways so long as they are held by the Sponsor, EBC or their respective permitted transferees (collectively, the “initial purchasers”). Following the transfer of any Private Warrant from an initial purchaser to a third party, the Private Warrants shall be redeemable in the same manner as the Public Warrants.

Sponsor Warrants

On December 14, 2020, Galileo entered into a convertible promissory note with the Sponsor, pursuant to which the Sponsor agreed to loan Galileo up to an aggregate principal amount of $500,000. The note was non-interest bearing and payable upon the closing of the merger of Galileo Acquisition Holdings, Inc. with and into Shapeways, Inc., with Shapeways, Inc. surviving as a wholly-owned subsidiary of Galileo, and Galileo changing its name to Shapeways Holdings, Inc. (the “Closing”). At the Closing, the Sponsor exercised its right to convert $500,000 in aggregate outstanding principal amount of the convertible promissory note issued by Galileo into an aggregate of 500,000 sponsor warrants (the “Sponsor Warrants”), exercisable for common stock at a purchase price of $1.00 per warrant. Each Sponsor Warrant is exercisable for one share of common stock of Shapeways at a price of $11.50 per share. The Sponsor Warrants are not redeemable by Shapeways so long as they are held by the initial purchaser. Following the transfer of any Sponsor Warrant from an initial purchaser to a third party, the Sponsor Warrants shall be redeemable in the same manner as the Public Warrants.

Exclusive Forum

Our Charter provides that, to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’ stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our Charter or our Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, if an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.

Our Charter provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company’s capital stock shall be deemed to have notice of and consented to the foregoing choice of forum provision.

Our Charter provides further that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of our Charter and Bylaws

Our Charter and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

These provisions include:

Action by Written Consent; Meetings of Stockholders. Our Charter provides that stockholder action can be taken only at an annual meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Charter and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by applicable law, meetings of the stockholders can only be called by the Chairman of the Board, the Company’s Chief Executive Officer or by the majority of the Board. Except as described above, stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. The Company’s authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to rules of the securities exchange on which the common stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of the Company’s warrants and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Company’s common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations. The Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

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prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

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on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual meeting stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Such provisions may encourage companies interested in acquiring Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Staggered Board of Directors. Our Charter provides that the Board be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more annual meetings.

Limitations on Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of the Company’s directors and officers to the fullest extent permitted by the DGCL and provides that the Company will provide them with customary indemnification and advancement and prepayment of expenses. The Company has entered into, and expects to continue to enter into, customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on its behalf.

Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

Listing of Shapeways’ Securities

Our common stock and the Public Warrants are listed on the NYSE under the symbols “SHPW” and “SHPW WS.”